Exhibit 23.3

Ernst & Young Ltda.
Huérfanos 770, 5th floor
Santiago, Chile

Tel: +56 2 6761000
Fax: +56 2 6761010
www.ey.com/cl

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 5, 2010, with respect to the consolidated financial statements and schedules of ETC Holdings Ltd. and subsidiaries included in the Annual Report (Form 20-F) for the year ended December 31, 2009 of Brookfield Infrastructure Partners L.P. (“BIP”) filed with the Securities and Exchange Commission and incorporated by reference in this Registration Statement (Form F-3) related to BIP’s distribution reinvestment plan.

Santiago, Chile	Ernst & Young Ltda.
June 29, 2010	Independent Registered Public Accounting Firm

A member firm of Ernst & Young Global